As filed with the Securities and Exchange Commission on , 2000.

                              Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                             Registration Statement
                                      Under
                           THE SECURITIES ACT OF 1933


                                       East Coast Beverage Corp.
                     (Exact name of registrant as specified in charter)

        Colorado                     2086                    84-1039267
    (State or other       (Primary Standard Classi-        (IRS Employer
    jurisdiction of         fication Code Number)           I.D. Number)
    incorporation)

                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071
                                 (954) 796-8060
                          (Address and telephone number
                         of principal executive offices)

                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071
                   (Address of principal place of business or
                      intended principal place of business)

                                 John Calebrese
                              1750 University Drive
                                    Suite 117
                          Coral Springs, Florida 33071
                                 (954) 796-8060
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                 As soon as practicable after the effective date
                         of this Registration Statement

                                 Page 1 of Pages
                          Exhibit Index Begins on Page

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE

Title of each                   Proposed      Proposed
  Class of                      Maximum       Maximum
Securities     Securities       Offering     Aggregate       Amount of
  to be           to be         Price Per    Offering       Registration
Registered     Registered (1)    Unit (2)      Price            Fee
----------     --------------    ---------  -----------   ----------------

Common stock     2,447,841        $2.75     $6,731,562         $1,788

 (1)     Shares are offered by certain selling shareholders

(2) Offering price computed in accordance with Rule 457 (c).

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                            EAST COAST BEVERAGE CORP.

                                  Common Stock

         This prospectus relates to the sale of 2,447,841 shares of the common stock of East Coast Beverage Corp. ("ECBC") by certain owners of shares of ECBC's common stock. The shares were issued by ECBC for cash, services rendered and in settlement of amounts owed by ECBC to various third parties.

         The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

         ECBC will not receive any proceeds from the resale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The selling shareholders have advised ECBC that they will offer the shares through broker/dealers at market prices with customary commissions being paid by the selling shareholders. The costs of registering the shares offered by the selling shareholders are being paid by ECBC. The selling shareholders will pay all other costs of the sale of the shares offered by them. See "Dilution and Comparative Share Data" and "Selling Shareholders".

         These securities are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

    There is presently no market for ECBC's common stock.









                      The date of this prospectus is _______, 2000

                                     TABLE OF CONTENTS
                                                                      Page

PROSPECTUS SUMMARY .................................................
RISK FACTORS .......................................................
COMPARATIVE SHARE DATA .............................................
MARKET FOR ECBC'S COMMON STOCK......................................
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS .........
BUSINESS ...........................................................
MANAGEMENT .........................................................
PRINCIPAL SHAREHOLDERS .............................................
SELLING SHAREHOLDERS ...............................................
DESCRIPTION OF SECURITIES ..........................................
EXPERTS ............................................................
LITIGATION .........................................................
INDEMNIFICATION ....................................................
ADDITIONAL INFORMATION .............................................
FINANCIAL STATEMENTS ...............................................

                               PROSPECTUS SUMMARY

      Prior to September 1999 ECBC did business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999 USA provided retail stores and manufacturers with product assembly, product demonstrations, point - of - sale product displays, and inventory counts and audits. As of July 1999 USA had entered into letters of intent for the acquisition of four companies engaged in the same business as that conducted by USA. However, USA was unable to obtain approximately $4,000,000 in additional equity capital which was needed to finance these acquisitions. In July 1999 USA essentially discontinued its business and made plans to distribute its remaining assets (having a minimal value) to George Pursglove, a former officer and director of USA.

      Effective August 31, 1999 ECBC acquired all of the issued and outstanding shares of East Coast Beverage Corp., a Florida Corporation, in exchange for 5,040,000 shares of common stock. Following this transaction the former shareholders of East Coast Beverage owned approximately 93% of USA's common stock. In connection with this transaction the management of USA resigned and was replaced by the management of East Coast Beverage.

      ECBC's business involves the development, production and distribution of Coffee House USA(TM), a proprietary line of all natural, ready to drink ("RTD") bottled coffee drinks.

      ECBC sells its products through distributors and wholesalers to supermarkets, mass-marketers, convenience stores, drug store chains and oil company convenience stores. As of January 15, 2000 ECBC's products were being sold in 44 states.

      ECBC's offices are located at 1750 University Drive, Suite 117, Coral Springs, Florida 33071. ECBC's telephone number is (954) 796-8060 and its facsimile number is (954) 796-0802.

         All historical share data in this prospectus has been adjusted to reflect a 8.194595-for-one reverse split of ECBC's common stock, which was approved by ECBC's shareholders on February 22, 2000.

        As of January 31, 2000, ECBC had 7,666,359 shares of common stock outstanding. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by ECBC. See "Dilution and Comparative Share Data", "selling shareholders" and "Description of Securities".

         At the present time there is no public market for ECBC's common stock.

RISK FACTORS

         There are substantial risks associated with an investment in ECBC's common stock including, among others, ECBC's need for additional capital, intense competition and the absence of any public market for ECBC's common stock.

SUMMARY FINANCIAL INFORMATION
         The following sets forth certain financial data with respect to ECBC and is qualified in its entirety by reference to the more detailed financial statements and notes included elsewhere in this Prospectus.

Statement of Operations Data:

                      Period from Inception (March 25, 1998   Nine Months Ended
                               to December 31, 1998          September 30, 1999
                      --------------------------------------------------------
Revenues                          $478,066                       $5,179,189
Cost of Sales                     (344,493)                      (3,681,520)
Selling, General and
  Administrative Expenses         (874,025)                      (1,427,926)
Stock Based Compensation                --                         (421,166)
Other Income (expense)               2,135                              625
                                  --------                         --------
Net (Loss)                       $(738,317)                       $(350,798)
                                 ==========                       ==========

Balance Sheet Data:
                           December 31,     September 30,      September 30,
                               1998             1999               1999
                         ---------------    -------------       --------------
                                                                  (Pro Forma)

Current Assets             $1,560,709         $3,387,339         $5,287,339
Total Assets                1,751,922          4,418,248          6,318,248
Current Liabilities         2,489,739          2,200,289            700,289
Total Liabilities           2,489,739          3,767,715          1,300,289
Working Capital (Deficit)    (929,030)         1,187,050          4,587,050
Shareholders' Equity
   (Deficit)                 (737,817)           650,533          5,017,959

      Subsequent to September 30, 1999 ECBC sold 768,247 shares of its common stock to private investors at a price of $2.75 per share. ECBC paid commissions of $212,000 in connection with the sale of these shares.

      In January 2000 ECBC issued 694,973 shares of its common stock to John Calebrese, an officer, director and principal shareholder of ECBC, in settlement of $1,817,426 owed to Mr. Calebrese by ECBC.

      Also in January 2000 ECBC issued 316,192 shares of its common stock to other creditors in settlement of $650,000 owed to these creditors by ECBC.

      The pro forma balance sheet as of September 30, 1999 reflects these transactions as if they had occurred on September 30, 1999.

                                  RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, prospective investors should read this entire prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this prospectus prior to making an investment.

         History of Losses. ECBC has incurred losses since it was formed in 1998. From the date of its formation through September 30, 1999, ECBC incurred net losses of approximately $(1,089,000). ECBC first began shipping product in December 1998. There can be no assurance that ECBC will be profitable.

         ECBC may need additional capital. This offering is being made on behalf of certain selling shareholders. ECBC will not receive any proceeds from the sale of the shares offered by the selling shareholders. ECBC may need to obtain additional capital in order expand its business. There can be no assurance that ECBC will be able to obtain any additional financing. The failure of ECBC to obtain additional capital on terms acceptable to it, or at all, may significantly restrict ECBC's proposed operations.

         ECBC's future operations will be subject to all of the risks inherent in the establishment of a new business enterprise, including limited capital and possible delays in the expansion of ECBC's business. The likelihood that ECBC will succeed must be considered in light of the problems, expenses, and delays frequently encountered in connection with the development of new businesses. ECBC's operations may place significant strains on future management, staff, working capital, and financial control systems. The failure to maintain financial control systems, to recruit qualified staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on ECBC's business, financial condition and results of operations. There can be no assurance that ECBC's systems and controls or staff will be adequate.

         ECBC will compete with numerous other businesses which are involved in the sale of ready-to-drink beverages. Most of ECBC's competitors have greater name recognition and greater financial, management and marketing resources than those of ECBC.

         There is no public market for the securities of ECBC, and there is no assurance that such a market will ever develop. Notwithstanding the lack of a public market ECBC plans to register approximately 1,200,000 additional shares of common stock which were sold between September 1999 and February 15, 2000 to a group of private investors at a price of $2.75 per share. ECBC plans to file a separate registration statement with the Securities and Exchange Commission so as to permit the public sale of these shares. Should a market ever develop for ECBC's common stock, the public sale of these shares may depress the market price of ECBC's common stock.

    ECBC plans to register additional shares of its common stock. Between September 1999 and February 15, 2000 ECBC sold 1,189,958 shares of its common stock to a group of private investors at a price of $2.75 per share. ECBC plans to file a separate registration statement with the Securities and Exchange Commission so as to permit the public sale of these shares.

                             COMPARATIVE SHARE DATA

         As of January 31, 2000 ECBC had 7,666,359 outstanding shares of common stock which had a net tangible book value (on a pro forma basis) of approximately $0.60 per share.

                                                     Number of Shares

Shares outstanding as of January 31, 2000 (1)           7,666,359

Shares offered by selling shareholders                  2,447,841

Percentage of ECBC's common stock represented
by shares offered by this prospectus                           32%

Net tangible book value per share (on a pro forma
basis) as of January 31, 2000.                              $0.60

      The purchasers of the securities offered by this prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of ECBC's common stock.

      "Net tangible book value" (on a pro forma basis) gives effect to the sale of common stock and the conversion of loans subsequent to September 30, 1999 and is the amount that results from subtracting the total liabilities and intangible assets of ECBC from its total assets.

         As of January 31, 2000 ECBC had 7,666,359 shares of common stock issued and outstanding. The following table reflects the shares of common stock which may be issued by ECBC as the result of the exercise of options to be issued by ECBC.

                                                     Number of          Note
                                                      Shares        Reference

         Shares Outstanding                          7,666,359

         Shares issuable upon exercise of options      500,000            A
         held by officer and director

         Shares issuable upon exercise of options      152,500            B
         held by others

      A. Options are held by John Calebrese, an officer, director and principal shareholder of ECBC. Options may be exercised at a price of $2.75 per share at any time prior to December 31, 2004. All options are currently exercisable.

B. Options are exercisable at prices between $2.00 and $3.50 per share and expire between 10/30/2000 and 1/03/2002. See "Management - Other Options" for further information concerning these options.

                         MARKET FOR ECBC'S COMMON STOCK

         As of January 31, 2000 there were approximately 400 owners of ECBC's common stock. At the present time, there is no public market for ECBC's common stock.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of ECBC's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. ECBC has not paid any dividends on it's common stock and ECBC does not have any current plans to pay any common stock dividends.

         The provisions in ECBC's Articles of Incorporation relating to ECBC's preferred stock would allow ECBC's directors to issue preferred stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to ECBC's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included in this prospectus.

Statement of Operations Data:

                      Period from Inception (March 25,       Nine Months Ended
                         1998 to December 31, 1998           September 30, 1999
                      --------------------------------------------------------

Revenues                          $478,066                       $5,179,189
Cost of Sales                     (344,493)                      (3,681,520)
Selling, General and
   Administrative Expenses        (874,025)                      (1,427,926)
Stock Based Compensation                --                         (421,166)
Other Income (expense)               2,135                              625
                              ------------                   --------------
Net (Loss)                       $(738,317)                       $(350,798)
                                 ==========                       ==========

Balance Sheet Data:
                      December 31, 1998   September 30, 1999  September 30, 1999
                      -----------------   ------------------  ------------------
                                                               (Pro Forma)

Current Assets           $1,560,709         $3,387,339         $5,287,339
Total Assets              1,751,922          4,418,248          6,318,248
Current Liabilities       2,489,739          2,200,289            700,289
Total Liabilities         2,489,739          3,767,715          1,300,289
Working Capital (Deficit)  (929,030)         1,187,050          4,587,050
Shareholders' Equity
   (Deficit)               (737,817)           650,533          5,017,959

      Subsequent to September 30, 1999 ECBC sold 768,247 shares of its common stock to private investors at a price of $2.75 per share. ECBC paid commissions of $212,000 in connection with the sale of these shares.

      In January 2000 ECBC issued 694,973 shares of its common stock to John Calebrese, an officer, director and principal shareholder of ECBC, in settlement of $1,817,426 owed to Mr. Calebrese by ECBC.

      Also in January 2000 ECBC issued 316,192 shares of its common stock to other creditors in settlement of $650,000 owed to these creditors by ECBC.

      The pro forma balance sheet as of September 30, 1999 reflects these transactions as if they had occurred on September 30, 1999.

Period From Inception (March 25, 1998) to December 31, 1998

      ECBC first began shipping product in December 1998. During this period, ECBC's gross profit ratio was 28%, compared to a gross profit ratio of 29% for the nine months ended September 30, 1999.

      The primary components of selling, general and administrative expenses during this period were:

                  Salaries and Contract Labor $432,997
                  Travel and Marketing         $42,991
                  Organization Expenses       $146,683

Nine Months Ending September 30, 1999

      ECBC did not begin shipping product until December 1998. As a result, comparisons cannot be made between operations for the nine months ending September 30, 1999 and the nine months ending September 30, 1998.

      During the nine months ended September 30, 1999 ECBC had income from operations of $69,743. However, expenses of $421,166 (which did not require the use of cash) associated with stock-based compensation and common stock issued on consideration for the modification of loan terms resulted in a net loss for the period of $350,798. ECBC believes that the expenses associated with the issuance of the common stock for services and for the modification of loan terms will not occur in future periods, or at least will not impact ECBC's operating results to the same extent as during the period ending September 30, 1999.

Liquidity and Sources of Capital

      ECBC's operations used $1,194,272 in cash during the period ended December 31, 1998. ECBC funded its operating losses during this period with loans from John Calebrese, ECBC's Chief Executive Officer.

      During the nine-months ended September 30, 1999 ECBC's operations used approximately $1,836,168 in cash and ECBC spent approximately $1,006,000 on the purchase of property and equipment. Cash required during the nine month period was generated through sales of ECBC's common stock and borrowings from ECBC's Chief Executive Officer and third parties.

      ECBC believes that additional capital will be needed to expand ECBC's operations and to finance ECBC's growth. ECBC expects to obtain additional capital through the private sale of ECBC's common stock or from borrowings from private lenders and/or financial institutions. There can be no assurance that ECBC will be successful in obtaining any additional capital which may be needed.

      ECBC may suffer future losses, in which case ECBC will need to obtain additional sources of capital in order to continue operations. There can be no assurance, however, that ECBC will be successful in obtaining additional funding.

                                    BUSINESS

      ECBC is a Colorado corporation which prior to September 1999 did business under the name USA Service Systems, Inc. ("USA"). Between November 1998 and July 1999 USA provided retail stores and manufacturers with product assembly, product demonstrations, point - of sale product displays, and inventory counts and audits.

      As of July 1999 USA had entered into letters of intent for the acquisition of four companies engaged in the same business as that conducted by USA. However, USA was unable to obtain approximately $4,000,000 in additional equity capital which was needed to finance these acquisitions. In July 1999 USA essentially discontinued its business and made plans to distribute its remaining assets (having a minimal value) to certain officers and directors of USA.

      Effective August 31, 1999 USA acquired all of the issued and outstanding shares of East Coast Beverage Corp. in exchange for 5,040,000 shares of USA's common stock. In connection with this transaction the management of USA resigned and was replaced by the management of ECBC. ECBC's business now involves the development, production and distribution of Coffee House USA(TM), a proprietary line of all natural, ready to drink ("RTD") bottled coffee drinks.

      Coffee is the number one drink in the world, with Americans alone consuming over $5.8 billion in 1997. According to the National Coffee Association in 1998 over 108 million Americans drank an espresso, cappuccino, latte or iced coffee, a 35% increase over the previous year. Three years ago, frozen coffee drinks came into the market and the consumption of frozen coffee has doubled every year. However, the drawback with frozen coffees is they must be consumed immediately and could not be sold to the mass market. From this evolved the RTD (ready to drink) Iced Coffee category, which in a few years has become the fastest growing segment in the New Age category with an increase of 153% in 1997 and 83% in 1998. The New Age category refers to premium-priced beverages that were created to respond to emerging consumer trends and interest.

      Sales by category of New Age Beverages are summarized below:

                                                         Year Ending 1998
       NEW AGE BEVERAGES                                 (in millions)

       RTD SS Fruit beverages (Tropicana, Very Fine)    $2,125      27.5%
       RTD PET bottled waters (Perrier Group, Geyser)    1,500      19.4%
       Sports Beverages (Gatorade, Powerade, All Sport   1,510      19.5%
       RTD Teas (Snapple, Arizona, Mystic, Lipton)       1,340      17.4%
       Sparkling flavored waters (Talking Rain)            450       5.8%
       Premium Soda                                        360       4.6%
       RTD Coffee (Starbucks, regional brands)             200       2.6%
                                                        -----       -----

                     SUBTOTAL NEW AGE $7,485

       Nutrient Enhanced Drinks                         100       1.3%
       Fresh Packed Juices                               55        .7%
       Smoothies                                         45        .6%
       Vegetable/Fruit Juice Blends                      20        .3%
       All Other                                         25        .3%
                                                       ----      -----

                                      TOTAL          $7,730

Product

      ECBC's product is more than just a cold coffee, tasting like a milkshake, and is marketed as such. It can be substituted at any occasion where a milkshake might be used with a hamburger at lunch, as a stand-alone snack, etc. ECBC's iced coffee is naturally flavored and enhanced with whole milk and rich coffee bean extract. ECBC's products are all natural, low in fat, visually exciting and have a broad spectrum of flavors.

      ECBC's product can be differentiated with those of competitors by its taste, advanced technological Fuji wrap and ECBC's proprietary glass container. Each of the flavors used by ECBC has gone through extensive consumer tasting and approval. ECBC's iced coffee comes in the following flavors:

            Cinnamon, Mocha, Vanilla Mousse, Regular, Hazelnut, Toasted Almond, German Chocolate, and Banana's Foster

      ECBC's proprietary formulas for its products are trade secrets and ECBC requires its manufacturers, employees, brokers and consultants to sign confidentiality agreements. ECBC's glass container is also proprietary and design protected.

Production

      ECBC does not own or operate any manufacturing facilities, but rather outsources manufacturing and bottling to third party copackers. Outsourcing provides ECBC production flexibility and capacity and allow management to focus its energy and resources on marketing and sales while avoiding the costs and risks associated with production .

      ECBC's products are manufactured using ECBC's proprietary formulas. Copackers may not produce products for any other customer using these formulas. Copackers supply ECBC's products at a fixed co-packing price per unit (case). ECBC purchases flavor, nutrient, and packaging raw materials for delivery to the copacker.

      ECBC's copackers have the capacity to produce 70,000 cases a day and are able to fulfill ECBC's planned production needs for at least the next three years. If ECBC's growth exceeds the production capacity of its copackers, or they were unable or unwilling to continue production, ECBC believes it could locate other copackers to meet its production needs without any serious disruption to ECBC's operations.

      The copackers produce and package ECBC's products in accordance with Standard Operating Procedures for Good Manufacturing Practice specified by the FDA.

      Since shipping its first product ECBC has been able to improve its purchasing and production process thereby reducing product costs by over $1.00 per case. Additionally, improved cash flow has enabled ECBC, beginning in June 1999, to eliminate its factoring agreements resulting in significant savings .

      ECBC does not have any credit line with any bank. Should ECBC's growth exceed what is anticipated, a line of credit may be required to cover working capital needs.

Distribution and Marketing

      ECBC uses a network of distributors to market its iced coffee beverage. Certain distributing companies used by ECBC have long term relationships with major grocery chains and as a result, are capable of rapidly gaining access into chain shelves at reduced rates.

      Other distributors are dominant in the convenience/deli/single serve business that is essential in building a brand from the ground up. The distributors in each territory have been selected based on their impact in the territory, financial strength, commitment to building the brand and expertise in specific distribution venues. In many cases, ECBC will employ two distributors to launch the product in a specific region, allowing each to focus on their respective area of distribution expertise.

      ECBC has recently engaged Super Value (Emerald and Portland Bottling) to bring its products to Asia, South America and Europe.

      During the nine months ended September 30,1999 mass and super markets accounted for approximately 70% of total revenues, sales to convenience stores represented 28% of revenues and foreign sales represented the remainder. It is expected that foreign sales will account for 35% of total sales once ECBC's international network is established.

      ECBC sells its products through distributors and wholesalers to supermarkets, convenience stores, drug store chains and oil company convenience stores. As of December 31, 1999 ECBC was shipping an average of 3,000 cases per day to customers in 44 states.

      ECBC believes that there may be an opportunity to distribute its products to a number of national food and beverage chains under private labeling agreements.

      ECBC plans to use a combination of print billboards and radio advertising, with emphasis on regional and special interest publications, such as those targeted towards mainstream consumers, to increase consumer awareness and demand for its products. The advertising selected will coincide with the established channels and points of distribution.

      Free samples will be distributed to consumers, store managers, store employees and caterers to generate product awareness.

      Paper point of sale items will be made available to enhance product visibility and exposure. Other promotional items, such as drink coolers will be made available on a co-op basis to enhance product visibility and exposure.

      ECBC also plans to participate as an exhibitor at all major retail trade and distributor shows.

Competition

      ECBC's products compete with the following brands.

National Brands

     Starbucks "Frappuccino" - Distributed exclusively by Pepsi-Cola. Three flavors available in glass bottles. Sold in supermarkets in four packs only. Shelf life is 3 months.

Regional Brands

       "Ghirardelli Iced Coffees" - Limited nationwide - Only two flavors available in cans.

       "Havana Iced Cappuccino" - Scattered distribution in New England and Mid-Atlantic- 3 flavors available in cans.

       "Main Street Cafe' Iced Lattes" - Manufactured by GehI's Guernsey Farms - 5 flavors available in cans -scattered distribution.

       "The Coffee" - by Pokka Beverages, Inc. California - Scattered distribution - 3 flavors available in cans.

       "America's Best" - Available in Northeast only - 5 flavors available in both glass and cans.

       "Jamaica Gold" - Distributed in Northwest -3 flavors available in cans

   New Entries

       Procter  and  Gamble  is  testing  a  new  product  called   "Jakada"  in
       California.   The  results  so  far  are  extremely   positive;   rollout
       information is not available.

       Coca-Cola is attempting to trademark the name "Javalait", identified as a frozen coffee drink. No other information is known at this time.

Research and Development

      A number of new products are undergoing laboratory tests and nearing completion. These products include a dietary line and new flavors, as well as a coffee based nutraceutical line. ECBC is also considering the development of a Decaf product. Research and development costs are low because new products are usually developed by the copacker or other third parties with associated costs charged to production.

Employees and Offices

         As of January 31, 2000, ECBC employed 17 persons on a full-time basis. Seven employees serve in management or administrative capacities, and the remainder are hourly workers in ECBC's operations. None of ECBC's employees are covered by a collective bargaining agreement. ECBC has never experienced an organized work stoppage, strike or labor dispute. Management considers ECBC's relations with its employees to be good.

         ECBC leases a 1,200 square foot production and office facility in Coral Springs, Florida at an annual rent of $13,000. The lease on this facility expires in May 2000.

                                   MANAGEMENT

      The following sets forth certain information  concerning the management of
ECBC:

Name                    Age           Position with Company

John Calebrese           47           Chief Executive Officer and a Director

Alex Garabedian          46           President

Edward Shanahan          47           Vice President - Eastern Division

John Daumeyer            59           Vice President - Central Division

William Perry Maxwell    59           Vice President - Western Division

Robert Gardener          52           Chief Financial Officer

Drew Carver              53           Vice President -Business Development

James J. Harford         61           Director

Edith G. Osman           50           Director

      John Calebrese has been an officer and director of ECBC since March 1998. From 1993 to 1995 Mr. Calebrese was a broker for Arizona Beverage Company (Arizona Iced Tea) in the Florida market. From 1980 to 1992 Mr. Calebrese was an officer of A & C Italian Bakery, a large Italian wholesale bakery which was sold to Ferrara's of New York in 1990. From 1981 to 1984 Mr. Calebrese opened a number of deli/restaurants which were purchased by Subway in 1984. During this period of time Mr. Calebrese also developed the concept for ECBC's ready-to-drink iced coffee beverages. From 1990 to 1993 Mr. Calebrese developed and marketed an iced coffee beverage which was acquired in 1993 by Lewis and Clark Snake River.

      Alex Garabedian has been the President of ECBC since October 1998. From 1968 to 1997 Mr. Garabedian was President and Chief Executive Officer of Fine Distributing, a subsidiary of Hagameyer, a large multi-national food distributor.

      Edward Shanahan has been an officer and director of ECBC since October 1998. From 1993 to 1994 Mr. Shanahan served as Vice President of Sales and Marketing for Westmark, Inc./Clearly Canadian where he was responsible for product distribution in seven states. While at Westmark, Mr. Shanahan was responsible for sales, pricing, packaging, distribution, brand management, media advertising and key account development. From 1976 to 1993 Mr. Shanahan worked for Coca-Cola Enterprises, Inc. in various capacities.

      John Daumeyer has been an officer of ECBC since October 1998. From 1995 to 1997 Mr. Dauymeyer was Vice-President of Geyser Bottled Water Company. From 1993 to 1995 Mr. Dauymeyer was Vice President of Sales, Western Division for Arizona Iced Tea. In the late 1960's Mr. Dauymeyer was a co-founder of Wendy's Old Fashioned Hamburger Restaurants and served as President and General Manager of Wendy's.

      William Perry Maxwell has been an officer of ECBC since 1998. From 1991 to 1993 Mr. Maxwell was Vice President of Sales for the William Hoelskin company, a food broker. From 1993 to 1998 Mr. Maxwell was Vice President for the Arizona Beverage Company where he was responsible for developing Arizona's distributor network.

     Drew Carver has been an officer of ECBC since October 1998. From 1990 to 1993 Mr. Carver was National Sales Manager for Arizona Iced Tea. From 1993 to 1998 Mr. Carver was employed by the Geyser Bottled Water Company as Vice President of Sales.

      Robert Gardener has been an officer of ECBC since January 2000. From 1984 to 1999 Mr. Gardner operated his own Certified Public Accounting practice which concentrated on food distributors servicing major chain stores, restaurants and airlines. From 1976 to 1984 Mr. Gardner worked as a controller for Kenyon and Eckhardt, a large advertising firm, and as a Vice President for SFWPRI, and international magazine distribution company.

      James J. Harford has been a director of ECBC since December 1999. Since 1998 Mr. Harford has been a consultant to corporations in the beverage industry. Mr. Harford's consulting services include the evaluation of acquisitions and new products. Since 1978 Mr. Harford served as an officer with various corporations in the beverage industry, including Canada Dry Mid-South as President and Chief Operating Officer (1978-1980), Mid-Atlantic Coca Cola Bottling Co., Inc. as President and Chief Operating Officer (1980-1984), Joyce Seven Up Bottling Companies as Chairman of the Board and Chief Executive Officer (1985-1987), and the Seven Up Company as President and Chief Operating Officer (1987-1988). From 1967 through 1978 Mr. Harford has also held executive positions with Royal Crown Cola Company and Canada Dry Corporation..

     Edith G. Osman has been a director of ECBC since January 2000. Ms. Osman has been a practicing attorney since 1984. Ms. Osman is presently a shareholder of the law firm of Carlton Fields in Miami, Florida. Ms. Osman is also the current president of the Florida Bar Association (president-elect 1998-1999) and was a member of the Florida Bar Association's Board of Governors between 1998 and 1998.

     All of ECBC's officers devote substantially all of their time on ECBC's business. Mr. Harford and Ms. Osman, as directors, devote only a minimal amount of time to ECBC.

Change in Management

         In September 1999, and in connection with the acquisition of East Coast Beverage Corp., George Pursglove, Chet Howard, Douglas Maclellan and William Solfisburg resigned as officers and directors and were replaced with the present management of ECBC.

Executive Compensation

         The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of ECBC and (ii) by each other executive officer of ECBC who received in excess of $100,000 during the fiscal year ended December 31, 1999.

                                                   Other         Re-
                                                   Annual     stricted
                                                  Compen-       Stock   Options
      Name and      Fiscal   Salary    Bonus       sation    Awards    Granted
Principal Position   Year      (1)       (2)         (3)      (4)        (5)

John Calebrese,     1999   $250,000        --       --           --    500,000
Chief Executive     1998   $125,000        --       --           --
Officer

Alex Garabedian,    1999   $125,000        --       --           --         --
President           1998    $62,500        --       --       $3,250         --

Edward Shanahan     1999   $125,000   $13,000   $6,000           --         --
Vice President      1998  $  25,000        --       --       $1,950         --

(1) The dollar value of base salary (cash and non-cash) received.
(2) The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represent car allowances.
(4) During the year ending December 31, 1999, the value of the shares of ECBC's common stock issued as compensation for services.

      The table below shows the number of shares of ECBC's common stock owned by the officers listed above, and the value of such shares as of December 31, 1999. Since there is presently no market for ECBC's common stock, the shares owned by such persons at December 31, 1999 were valued at $2.75 per share, which is equal to the price at which ECBC was selling shares of its common stock to private investors during December 1999.

      Name                       Shares               Value

      John Calebrese           1,832,972          $5,040,673
      Alex Garabedian            325,000             893,750
      Edward Shanahan            195,000             536,250

(5) The shares of common stock to be received upon the exercise of all stock options granted during the. year ending December 31, 1999.

Employment Contracts

    ECBC has employment agreements with the following officers:

                 Expiration of
                 Employment
Name               Agreement                   Compensation

John Calebrese     1-27-02  Annual  salary of  $200,000,  monthly car allowance of $600, monthly  medical insurance reimbursement of
                            $1,200, and  options to purchase 500,000 shares  of
                            ECBC's  common  stock at a price of $2.75 per share
                            at any time  prior to  December  31,  2004.  Mr.
                            Calebrese will be  entitled  to a bonus equal to 35%
                            of his annual salary in the event ECBC has sales
                           (net of returns and allowances) of at least
                           $30,000,000   during  2000, $65,000,000 during 2001,
                            and $125,000,000 during 2002.

Alex Garabedian   1-27-02   Annual  salary of  $155,000,  monthly car allowance
                            of $1,150, monthly medical insurance reimbursement of $1,200 and 325,000 shares of ECBC's common stock.
                            Mr. Garabedin will be entitled to a bonus equal to 35% of his annual salary in the event ECBC has sales (net of returns and allowances) of at least
                            $30,000,000  during  2000, $65,000,000 during 2001,
                            and $125,000,000  during  2002.

Edward Shanahan 10-26-00     Annual salary of $125,000,
                            a monthly car allowance of $500, a one time signing bonus of $10,000, and 195,000 shares of ECBC's common stock.

John Daumeyer  10-19-00     Annual salary of $95,000,
                            a monthly car allowance of $500, a one time signing bonus of $7,500, and 130,000 shares of ECBC's common stock.

William Perry   10-31-00     Annual  salary  of $85,000, a monthly car allowance
Maxwell                      of $500, a  one  time  signing  bonus  of  $7,500,
                             and 130,000 shares of ECBC's common stock.

Drew Carver     10-10-00    Annual salary of $95,000,  a
                            monthly car allowance of $500, a one time signing bonus of $10,000, and 130,000 shares of ECBC's common stock.

Long Term Incentive Plans - Awards in Last Fiscal Year

      None

Employee Pension, Profit Sharing or Other Retirement Plans

      Except as provided in ECBC's employment agreements with its executive officers, ECBC does not have a defined benefit, pension plan, profit sharing or other retirement plan, although ECBC may adopt one or more of such plans in the future.

Compensation of Directors

      Standard Arrangements. At present ECBC does not pay its directors for attending meetings of the Board of Directors, although ECBC expects to adopt a director compensation policy in the future. ECBC has no standard arrangement pursuant to which directors of ECBC are compensated for any services provided as a director or for committee participation or special assignments.

      Except as disclosed elsewhere in this prospectus no director of ECBC received any form of compensation from ECBC during the year ended December 31, 1999.

Options Granted During Fiscal Year Ending December 31, 1999

     The following tables set forth information concerning the options granted, during the fiscal year ended December 31, 1999, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons. The options listed below were granted pursuant to ECBC's Non-Qualified Stock Option Plan.

                                      % of Total
                                       Options
                                      Granted to       Exercise
                       Options       Employees in     Price Per    Expiration
 Name                  Granted (#)    Fiscal Year       Share         Date

John Calebrese         500,000          100%           $2.75       12-31-04

Option Exercises in Last Fiscal Year and Fiscal Year-End Values

                                                 Number of
                                                 Securities         Value of
                                                Underlying        Unexercised
                                                Unexercised      In-the-Money
                                                Options at         Options at
                    Shares                      December 31,   December 31,1999
                   Acquired       Value       1999 Exercisable/    Exercisable/
Name             on Exercise(1)  Realized(2)  Unexercisable(3)  Unexercisable(4)
-----            -------------   ----------   ----------------  ----------------

John Calebrese         --            --           500,000/--          --/--


(1) The number of shares received upon exercise of options during the fiscal year ended December 31, 1999.

(2) With respect to options exercised during ECBC's fiscal year ended December 31, 1999, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.

(3) The total number of unexercised options held as of December 31, 1999, separated between those options that were exercisable and those options that were not exercisable. All options held at are presently exercisable.

(4) For all unexercised options held as of December 31, 1999, the excess of the market value of the stock underlying those options (as of December 31, 1999) and the exercise price of the option. All options held at December 31, 1999 are presently exercisable.

Stock Option and Bonus Plans

      ECBC has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan.

      The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 500,000 shares of ECBC's common stock. The Incentive Stock Option Plan will remain in effect until January 10, 2010 unless terminated earlier by action of the Board. Only officers, directors and key employees of ECBC may be granted options pursuant to the Incentive Stock Option Plan.

       In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1. Options granted pursuant to the Plan must be exercised no later than:

      (a) The expiration of thirty (30) days after the date on which an option holder's employment by ECBC is terminated.

      (b) The expiration of one year after the date on which an option holder's employment by ECBC is terminated, if such termination is due to the Employee's disability or death.

      2. In the event of an option holder's death while in the employ of ECBC, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of common stock(determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the of ECBC may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of common stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of ECBC's common stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning ECBC's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.

      The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 1,500,000 shares of ECBC's common stock. The Non-Qualified Stock Option Plan became effective on January 10, 2000. ECBC's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of ECBC's common stock on the date the option is granted.

      Options granted pursuant to the Plan not previously exercised terminate upon the first to occur of the following dates:

      (a) The expiration of one year after the date on which an option holder's employment by ECBC is terminated (whether termination is by ECBC, disability or death); or

      (b) The expiration of the option which occurs five (5) years from the date the option was granted.

      In the event of an option holder's death while in the employ of ECBC, his legatees or distributees may exercise the option as to any of the shares not previously exercised prior to the option's expiration.

Stock Bonus Plan.

      Up to 250,000 shares of common stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, ECBC's employees, directors, officers, consultants and advisors are eligible to receive a grant of ECBC's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans.

      The Plans are  administered  by ECBC's  Board of  Directors.  The Board of
Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

      In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of ECBC or the period of time a non-employee must provide services to ECBC. At the time an employee ceases working for ECBC (or at the time a non-employee ceases to perform services for ECBC), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of underlying options may be paid through the delivery of shares of ECBC's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

      Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

      The Board of Directors of ECBC may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of common stock which may be issued pursuant to the Plans except in the case of a reclassification of ECBC's capital stock or a consolidation or merger of ECBC; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary.

      The following sets forth certain information as of January 15, 2000, concerning the stock options and stock bonuses granted by ECBC. Each option represents the right to purchase one share of ECBC's common stock.

                                Total        Shares                   Remaining
                                Shares    Reserved for    Shares       Options/
                               Reserved   Outstanding    Issued As      Shares
Name of Plan                  Under Plan     Options    Stock Bonus      Under
Plan

Incentive Stock Option Plan     500,000          --         N/A        500,000
Non-Qualified Stock Option
  Plan                        1,500,000     500,000         N/A      1,000,000
Stock Bonus Plan                250,000         N/A          --        250,000

Other Options

    ECBC has granted options to purchase shares of ECBC's common stock to the persons below. These options were not granted pursuant to ECBC's Incentive or Non-Qualified stock option plans.

                          Shares Issuable   Option
                          Upon Exercise     Exercise      Expiration
Name                        of Options      Price        of Option

Arnold Rosen                 100,000         $2.00      10/30/2000
Arnold Rosen                  12,500         $3.50       1/03/2002
Other third parties           40,000         $3.50       1/03/2002

     Mr. Rosen received these options for extending loans of $200,000 to ECBC and for converting a $250,000 loan into shares of ECBC's common stock. See "Transactions with Affiliates and Recent Sales of Securities" below. Mr. Rosen and persons affiliated with Mr. Rosen presently own approximately 11% of ECBC's common stock. See "Principal Shareholders".

    In the near future ECBC plans to grant other options for the purchase of not less than 500,000 shares of common stock to certain executive officers, with the exception of John Calebrese.

 Transactions with Affiliates and Recent Sales of Securities

      ECBC has issued shares of its to the persons, in the amounts, and for the consideration set forth in the following table. The amounts have been adjusted to reflect the shares issued to the former shareholders of East Coast Beverage Corp. in connection with the August 1999 acquisition of East Coast Beverage Corp. and the 8.194595 for - one reverse split approved by the shareholders of ECBC on February 22, 2000:

                                         Number                           Note
       Name               Date          of Shares    Consideration    Reference

John Calebrese         3/01/98         2,411,454      Services rendered     A
Alex Garabedian        9/10/98           325,000      Services rendered     B
Edward Shanahan       10/26/98           195,000      Services rendered     B
John Daumeyer         10/19/98           130,000      Services rendered     B
William Perry Maxwell 11/02/98           130,000      Services rendered     B
Drew Carver           10/10/98           130,000      Services rendered     B
FPI, Inc               1/29/99           700,000      Services rendered
Arnold Rosen           8/01/99            66,666      Services rendered     C
Arnold Rosen          08/31/99           250,000      Modification of
                                                      loan terms            C
Arnold Rosen          09/01/99            34,000      Consulting services   C
Arnold Rosen          10/20/99            15,000      Extension of maturity
                                                      of loan               C
John Calebrese         1/10/00           694,973      Payment of loan       D
Raygard Enterprises    1/10/00           190,000      Conversion of loan    E
Arnold Rosen           1/11/00           126,192      Conversion of loan    C

Between September 1999 and February 15, 2000 ECBC sold 1,189,958 shares of its common stock to a group of private investors at a price of $2.75 per share. ECBC plans to file a separate registration statement with the Securities and Exchange Commission so as to permit the public sale of these shares.

      A. Subsequent to March 1, 1998 Mr. Calebrese sold 428,812 shares to Genco Overseas Ventures Limited and 428,812 shares to Aicon Investments, Limited. Subsequent to March 1, 1998 Mr. Calebrese also assigned shares of ECBC's common stock to FPI, Inc., Arnold Rosen and other third parties. See "Principal Shareholders".

      B. Shares were issued as part of the compensation provided in the employment agreement with this person.

      C. Between March and May 1999 East Coast Beverage Corp. sold 1,000 shares of its Series A preferred stock to a group of private investors for $1,000,000. All Series A preferred shares were subsequently converted into shares of the common stock of East Coast Beverage Corp. In connection with the acquisition of East Coast Beverage Corp. the former Series A preferred shareholders received 751,879 shares of ECBC's common stock. Arnold Rosen, a principal shareholder and a consultant to ECBC, together with his wife and their respective IRA accounts, purchased 520 of the Series A preferred shares.

      Between May and August 1999 ECBC borrowed $1,000,000 from to Mr. Rosen. The loan from Mr. Rosen enabled ECBC to fund a level of operations associated with increased orders. The loans are represented by a series of convertible notes (the "Notes") which bear interest at 12% per annum and are due and payable in April 2000. The Notes originally provided Mr. Rosen with certain rights (i) with respect to payment if ECBC was sold, (ii) conversion of the notes into ECBC stock, and (iii) under certain circumstances, to a percentage of ECBC's net income.

      In exchange for 250,000 shares of ECBC's common stock, ECBC and Mr. Rosen agreed to the following modifications to the terms of the Notes:

o ECBC would repay Mr. Rosen $400,000, plus accrued interest, prior to September 30, 1999.

o An additional $300,000 plus accrued interest would be repaid to Mr. Rosen prior to October 15, 1999.

o The remaining $300,000, plus accrued interest would be payable on or before April 1, 2000.

o The rights (i) to receive, under certain circumstances, a percentage interest in ECBC's net income; and (ii) to receive 150% of the unpaid principal if ECBC was sold, were terminated.

o The right to convert up to $300,000 of the amount owed to Mr. Rosen into such number of shares of ECBC's common stock as may be determined by dividing the amount to be converted by $2.00. On January 11, 2000 Mr. Rosen converted $250,000 owed to him by ECBC, plus $2,383 in accrued interest, into 126,192 shares of ECBC's common stock.

      On October 20, 1999 ECBC paid Mr. Rosen $50,000 toward a $300,000 loan which was due to be paid by October 15, 1999 and issued Mr. Rosen 15,000 shares of ECBC's common stock for extending the maturity of the remaining amount of this loan until January 15, 2000.

      In September 1999 ECBC issued Mr. Rosen 34,000 shares of common stock in consideration for consulting services provided to ECBC.

      D. On January 10, 2000 John Calebrese converted $1,818,632 of advances to ECBC into 694,973 shares of ECBC's common stock. The advances were made between March 1998 and October 1999, were unsecured and did not bear interest.

      E. On January 10, 2000 ECBC issued 190,000 shares of common stock to Raygard Enterprises of South Florida, Inc. in settlement of $400,000 loaned to ECBC by Raygard. The amount owed to Raygard was due on July 1, 2000, was unsecured and did not bear interest.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of January 15, 2000, information with respect to the only persons owning beneficially 5% or more of the outstanding common stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                    Shares of
Name and Address                  Common Stock         Percent of Class

John Calebrese                     1,832,972 (1)            23.9%
1750 University Drive
Suite 117
Coral Springs, Florida 33071

                                  Shares of
Name and Address                Common Stock         Percent of Class

Alex Garabedian                    325,000                 4.2%
1750 University Drive
Suite 117
Coral Springs, FL  33071

Edward Shanahan                    195,000                 2.5%
78 Harrington Ridge Road
Sherborn, MA 01770

John Daumeyer                      130,000                 1.7%
8621 Brookridge Dr.
West Chester, OH 45069

William Perry Maxwell              130,000                 1.7%
2679 Corey Place
San Ramon, CA 94583

Drew Carver                        130,000                 1.7%
3852 E. Keresan
Phoenix, AZ 85044

Robert Gardener                         --                   --
1750 University Drive
Suite 117
Coral Springs, FL  33071

James J. Harford                        --                   --
250 Cagle Road
Roswell, GA  30075

Edith G Osman                           --                   --
808 Brickle Key Blvd., #2301
Miami, FL  33131

Arnold Rosen                     1,080,940 (2)            14.1%
7138 Ayrshire Lane
Boca Raton, FL 33496

FPI, Inc.                          816,941                10.7%
Mizner Park Corporate Center
433 Plaza Real, Suite 275
Boca Raton, FL 33445

Genco Overseas Ventures Limited    428,812 (3)             5.6%
1500 Northwest 65th Ave.
Plantation, FL 33313

                                   Shares of
Name and Address                 Common Stock         Percent of Class

Acion Investments, Limited         428,812 (3)             5.6%
1500 Northwest 65th Ave.
Plantation, FL 33313

All Officers and Directors       2,742,972                35.8%
  as a Group (8 persons)

(1) Excludes 500,000 shares issuable upon the exercise of options held by Mr. Calebrese. The options are exercisable at a price of $2.75 per share at any time prior to December 31, 2004.
(2) Includes shares held by Mr. Rosen, Mr. Rosen's wife, and their respective IRA accounts.
(3) Jack Namer is the controlling person of this shareholder and is therefore the beneficial owner of the shares held of record by this shareholder.

      The percentage ownership for each shareholder in the foregoing table has been computed without including any shares issuable upon the exercise of any options.

                              SELLING SHAREHOLDERS

      This prospectus relates the sale of shares of ECBC's common stock by certain owners of such shares. The shares were issued by ECBC in various private offerings for cash, services rendered, and in settlement of amounts owed by ECBC to various third parties.

      The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders".

    The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.

                                            Shares to Be
                            Shares        Sold in this       Share Ownership
Name                    Presently Owned      Offering         After Offering

John Calebrese           1,832,972           325,000           1,507,972

FPI, Inc.                  816,941           816,941                  --

Raygard Enterprises of     190,000           190,000                  --
South Florida, Inc.

W. R. Smith (IRA)          221,064           187,970              33,094

Sanford I. Litchman, Trust  22,720            15,093               7,627

Sayre Litchman               7,500             7,500                  --

Michael J. Litchman          7,500             7,500                  --

                                            Shares to Be
                            Shares          Sold in this     Share Ownership
Name                    Presently Owned       Offering         After Offering

Cindy Litchman               7,500             7,500                --

Arnold L. Rosen            852,553           396,994           455,559

Arnold L. Rosen (IRA)      109,022           109,022                --

Bonnie Rosen (IRA)         120,027            93,984            26,043

Sachiko Miwa               111,551            75,188            36,363

Steven R. Marks             37,593            37,593                --

Edith G. Osman              22,556            22,556                --

Liz Coppola                 50,000            50,000                --

Ismael Llera                50,000            50,000                --

Sharon Marks                40,000            40,000                --

Rikki Bruinsma              15,000            15,000                --
                                         -----------
                                           2,447,841

      If all shares offered by this prospectus are sold, John Calebrese will own 19.7% of ECBC's common stock and Arnold Rosen will own 5.9% of ECBC's common stock. Each of the other selling shareholders will own less than 1% of ECBC's common stock.

      Manner of Sale. The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o    face-to-face   transactions   between  sellers  and  purchasers  without  a
     broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. ECBC has agreed to indemnify the selling shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         ECBC has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. ECBC has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". ECBC has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.


                            DESCRIPTION OF SECURITIES
Common Stock

         ECBC is authorized to issue 100,000,000 shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

         Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of ECBC's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by ECBC. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         ECBC is authorized to issue up to 20,000,000 shares of preferred stock. ECBC's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of ECBC.

Transfer Agent

     Florida Atlantic Stock Transfer, Inc. is the transfer agent for ECBC's common stock.

                                     EXPERTS

         The balance sheet of ECBC as of December 31, 1998 and the Statement of Operations, Statement of Changes in Deficiency in Assets and Statement of Cash Flows for the period from inception (March 25, 1998) to December 31, 1998 have been included herein in reliance on the report of Kaufman Rossin & Co., Professional Association, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   LITIGATION

         Genco Overseas Ventures Limited ("Genco") and Aicon Investments, Limited ("Aicon") have claimed that John Calebrese, ECBC's Chief Executive Officer, and ECBC's wholly owned subsidiary (which is also named East Coast Beverage Corp.) misrepresented certain facts to Genco and Aicon in connection with the purchase by Genco and Aicon of shares of the subsidiary's common stock from Mr. Calebrese in March 1999. As a result of these claimed misrepresentations Genco and Aicon have demanded the return of $2,000,000, which is the price Genco and Aicon paid for the shares. ECBC, ECBC's subsidiary, and Mr. Calebrese are of the opinion that the claims of Genco and Aicon are without merit.


         Other than the foregoing, there are no legal proceedings to which ECBC is a party or to which its properties are subject, other than routine litigation incident to ECBC's business which is covered by insurance or which would not have a material adverse effect on ECBC.

                                 INDEMNIFICATION

         ECBC's Bylaws authorize indemnification of a director, officer, employee or agent of ECBC against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of ECBC who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling ECBC pursuant to the foregoing provisions, ECBC has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

         ECBC is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by ECBC can be inspected and copied at the public reference facility maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Securities and Exchange Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Securities and Exchange Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning ECBC is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov ECBC has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

------------------------------------------------------------------------------






                            EAST COAST BEVERAGE CORP.
                              FINANCIAL STATEMENTS
                                DECEMBER 31, 1998






-------------------------------------------------------------------------------

C O N T E N T S
                                                                      Page
-------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT                                            1

FINANCIAL STATEMENTS

      Balance Sheet                                                     2

      Statement of Operations                                           3

      Statement of Changes in Deficiency in Assets                      4

      Statement of Cash Flows                                           5

      Notes to Financial Statements                                  6 - 12

INDEPENDENT AUDITORS' REPORT
-------------------------------------------------------------------------------

Board of Directors
East Coast Beverage Corp.
Coral Springs, Florida


We have audited the accompanying balance sheet of East Coast Beverage Corp. as of December 31, 1998, and the related statements of operations, changes in deficiency in assets, and cash flows for the period from inception (March 25, 1998) to December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Coast Beverage Corp. as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (March 25, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.




Miami, Florida                                        Kaufman Rossin & Co.
October 22, 1999                                      Professional Association

EAST COAST BEVERAGE CORP.
BALANCE SHEET
DECEMBER 31, 1998

-------------------------------------------------------------------------------

ASSETS
------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and equivalents                                            $     2,485
   Accounts receivable (Note 2)                                        337,138
   Note receivable                                                      10,000
   Inventories (Note 3)                                              1,211,086
-------------------------------------------------------------------------------
      Total current assets

PROPERTY AND EQUIPMENT, net of accumulated
   depreciation of $1,001 (Note 4)                                      23,618

PREPAID ASSETS (NOTE 5)                                                141,882

OTHER ASSETS (NOTE 6)                                                   25,713
-------------------------------------------------------------------------------

   TOTAL ASSETS                                                    $ 1,751,922
-------------------------------------------------------------------------------

LIABILITIES AND DEFICIENCY IN ASSETS
-------------------------------------------------------------------------------

CURRENT LIABILITIES
   Bank overdraft                                                  $    55,913
   Accounts payable and accrued expenses                             1,202,950
   Due to stockholder (Note 7)                                       1,230,876
-------------------------------------------------------------------------------
      Total current liabilities

DEFICIENCY IN ASSETS                                              (    737,817)
-------------------------------------------------------------------------------

   TOTAL LIABILITIES AND DEFICIENCY IN ASSETS                      $ 1,751,922
-------------------------------------------------------------------------------

EAST COAST BEVERAGE CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM INCEPTION (MARCH 25, 1998) TO DECEMBER 31, 1998

--------------------------------------------------------------------------------

SALES                                                            $   478,066

COST OF GOODS SOLD                                                   344,493
--------------------------------------------------------------------------------

GROSS PROFIT                                                         133,573

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                         874,025
--------------------------------------------------------------------------------
LOSS FROM OPERATIONS                                                (740,452)

OTHER INCOME                                                           2,135
--------------------------------------------------------------------------------

NET LOSS                                                          ($ 738,317)
--------------------------------------------------------------------------------

EAST COAST BEVERAGE CORP.
STATEMENT OF CHANGES IN DEFICIENCY IN ASSETS
FOR THE PERIOD FROM INCEPTION (MARCH 25, 1998) TO DECEMBER 31, 1998

                                     Common Stock,
                                   $1.00 par value;
                                1,000 shares authorized
                             ---------------------------
                               Shares       Par Value       Deficit       Total
-------------------------------------------------------------------------------



Issuance of common stock           500      $   500         $    -        $ 500

Net loss                             -            -      ( 738,317)   ( 738,317)
-------------------------------------------------------------------------------

Balances as of December
   31, 1998                        500      $   500      ($738,317)   ($737,817)
-------------------------------------------------------------------------------

EAST COAST BEVERAGE CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM INCEPTION (MARCH 25, 1998) TO DECEMBER 31, 1998


-------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                        ($ 738,317)
-------------------------------------------------------------------------------
Adjustments to reconcile net loss to net cash used in operating activities:

      Depreciation                                                      1,001
      Changes in operating assets and liabilities:
         Accounts receivable                                      (   337,138)
         Inventories                                              ( 1,211,086)
         Prepaid assets                                           (   141,882)
         Other assets                                             (    25,713)

         Bank overdraft                                                55,913

         Accounts payable and accrued expenses                      1,202,950
-------------------------------------------------------------------------------
            Total adjustments                                     (   455,955)
--------------------------------------------------------------------------------
               Net cash used in operating activities              ( 1,194,272)
-------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loan to employee                                               (    10,000)
   Purchases of property and equipment                            (    24,619)
--------------------------------------------------------------------------------
               Net cash used in investing activities              (    34,619)
--------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:

   Issuance of common stock                                               500

   Net borrowings from stockholder                                  1,230,876
-------------------------------------------------------------------------------
               Net cash provided by financing activities
-------------------------------------------------------------------------------

NET INCREASE IN CASH AND EQUIVALENTS AND BALANCE AT   DECEMBER
31, 1998                                                                2,485
------------------------------------------------------------------------------

Supplemental Disclosures:
-------------------------------------------------------------------------------

   Interest paid to stockholder                                     $  18,416
-------------------------------------------------------------------------------

EAST COAST BEVERAGE CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

            Business Description and Activity

            The Company was incorporated in March 25, 1998, under the laws of the State of Florida for the purpose of developing, producing and distributing Coffee House USA(TM), a proprietary line of all natural, ready to drink, bottled coffee drinks.

            Cash and Equivalents

            During 1998 the Company maintained an account with a brokerage firm. Cash and equivalents are comprised of cash and highly liquid securities (consisting primarily of money-market investments) with an original maturity or redemption option of three months or less. Balances are insured up to $500,000 (with a limit of $100,000 for cash) by the Securities Investor Protection Corporation.

            Property and Equipment

            Property and equipment is recorded at cost. Expenditures for major betterments and additions are charged to the asset accounts while replacements, maintenance and repairs which do not improve or extend the lives of the respective assets are charged to expense currently.

            Depreciation

            Depreciation  of property  and  equipment  is  determined  utilizing straight-line and accelerated methods at various rates based generally on the estimated useful lives of the assets. The range of estimated useful lives is as follows:

               Office furniture and equipment                 5 to 7 years
               Machinery and equipment                        5 to 7 years

            Accounts Receivable

            In the opinion of management, substantially all of the accounts receivable are considered to be realizable at the amounts stated in the accompanying balance sheet, and no allowance for doubtful accounts is considered necessary.

            Inventories

            Inventories are stated at the lower of cost or market, using the first-in, first-out method in determining cost and replacement cost in determining market.

-------------------------------------------------------------------------------
NOTE 1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
------------------------------------------------------------------------------


            Use of Estimates

            The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
            Actual results could differ from those estimates.

            Income Taxes

            No provision for income taxes has been made in the accompanying financial statements as the Company has elected, with the stockholder's consent, to be taxed under S Corporation provisions of the Internal Revenue Code. Under these provisions, the taxable income of the Company is reflected by the stockholder on his personal income tax return.

            Revenue Recognition

            Revenue from product sales is recognized by the Company when title and risk of loss passes to the distributor, which generally occurs upon shipment from the manufacturing facility.

            Segment Reporting

            During 1998, the Company adopted Financial Accounting Standards Board ("FASB") statement No. 131, "Disclosure about Segments of an Enterprise and Related Information". The Company has considered its operations and has determined that it operates in a single operating segment for purposes of presenting financial information and evaluating performance. As such, the accompanying financial statements present information in a format that is consistent with the financial information used by management for internal use.

            Impact of the "Year 2000" Computer Issue

            Because computers frequently use only two digits to recognize years, on January 1, 2000, many computer systems, as well as equipment that uses embedded computer chips, may be unable to distinguish between the years 1900 and 2000. If not remediated, this problem could create system errors and failures resulting in the disruption of normal business operations. In the event the Company fails to identify or correct a material Year 2000 problem, there could be disruptions in normal business operations, which could have a material adverse effect on the Company's results of operations, liquidity or financial condition. Further, there may be some third parties, such as governmental agencies, utilities, telecommunication companies, vendors, suppliers and customers who may not be able to continue business with the Company due to their own Year 2000 problems. Also, risks associated with some foreign third parties may be greater since there is general concern that some entities operating outside the United States are not addressing Year 2000 issues on a timely basis. There can be no assurance that any efforts made will fully mitigate the effect of Year 2000 issues.


NOTE 2.     ACCOUNTS RECEIVABLE

            Accounts receivable at December 31, 1998 consisted of the following:

            Trade accounts receivable                          $ 306,202
            Accounts receivable from factor                       30,936
            ----------------------------------------------------------------
                                                               $
            ----------------------------------------------------------------

            During 1998, the Company entered into a factoring agreement, providing for assignment of pre-approved trade receivables on a non-recourse basis of up to $2,000,000 with advances based on 80% of eligible receivables. Pursuant to this agreement, the Company is charged fixed factoring fees of 2% of the gross receivables assigned and a variable discount computed on the actual days elapsed from the date of the initial payment until and including five days after payment is received by the factor, based on the base rate plus 2% per annum, with a minimum of 7% per annum. The agreement is collateralized by substantially all of the assets of the Company and personally guaranteed by the stockholder. Total finance changes amounted to approximately $13,000 during 1998.

NOTE 3.     INVENTORIES

            Inventories at December 31, 1998 consisted of the following:

            Finished goods                                      $1,023,122
            Raw materials                                          187,964
            ------------------------------------------------------------------
                                                                $1,211,086
            ------------------------------------------------------------------

NOTE 4.     PROPERTY AND EQUIPMENT

            Property and equipment at December 31, 1998 consisted of the following:

            Office furniture and equipment                        $ 6,539
            Machinery and equipment                                18,080
            ----------------------------------------------------------------
                                                                   24,619
            Less: accumulated depreciation                         (1,001)
            ----------------------------------------------------------------
                                                                  $23,618
            ----------------------------------------------------------------

            Depreciation expense amounted to $1,001 in 1998.

NOTE 5.     PREPAID ASSETS

            The Company entered into an agreement with a manufacturer, whereby a $150,000 mold fee was required in order to set up for the manufacture of bottles. The manufacturer will credit up to the full amount of the fee at a rate of $0.40 per gross on all ware manufactured for and accepted by the Company within a three year period. During 1998 the Company received a $8,118 credit related to this agreement.

NOTE 6.     OTHER ASSETS

            Other assets at December 31, 1998 consisted of the following:

      Promotional items                                           $14,487
      Trademark                                                       500
      Deposits                                                     10,726
      ----------------------------------------------------------------------
                                                                  $25,713
      ----------------------------------------------------------------------

NOTE 7.     DUE TO STOCKHOLDER

            At December 31, 1998, the Company had an unsecured loan payable to the sole stockholder in the amount of $1,230,876. The loan bears interest payable monthly at 10% per annum, and is due on demand. Interest expense in connection with this note amounted to $26,822 during 1998.

NOTE. 8.    RISKS AND UNCERTAINTIES

            The Company is substantially dependent on two unrelated parties as manufacturers of their products. Management believes that the loss of these manufacturers would not significantly disrupt operations and that relationships with alternate manufacturers at similar costs could be established within a few weeks.

NOTE 9.     COMMITMENTS AND CONTINGENCIES

            Employment Agreements

            Prior to commencement of operations, the Company entered into employment agreements with certain key employees, which provide for, among other things, minimum annual salaries and issuance of common stock. In connection with these agreements, the Company agreed to issue in the aggregate, 140 shares of common stock, representing approximately 21% of total outstanding common stock of the Company. As these shares are the equivalent of founder shares and the value of the shares is nominal, no compensation was recorded by the Company. On January 1, 1999, these shares were deemed to be issued.

            Leases

            The Company leases its office facilities under a non-cancellable operating lease agreement expiring in 2000.

            Minimum annual rental commitments under this lease for the years subsequent to December 31, 1998 are as follows:

            1999                                                 $ 14,284
            2000                                                   10,989
            -----------------------------------------------------------------
                                                                 $ 25,273
            -----------------------------------------------------------------

            Total rent expense amounted to $11,199 in 1998.

            Commitments

            The Company has entered into purchase agreements with two unrelated entities to provide the Company with manufacturing of the products to be used in its normal operations.

            Under one of the purchase agreements, the Company is committed to minimum purchases of approximately $940,000, representing 400,000 cases of coffee product per year. Management expects production to surpass this minimum, however, there can be no assurance this minimum will be met.

            Contingencies

            An individual that formerly acted as counsel to the Company has notified the Company that he believes he is entitled to a five percent ownership interest in the Company in connection with services rendered. The Company disagrees with this individual's representation and intends, if any claim is made for such ownership interest to vigorously defend its position.

NOTE 10.    SUBSEQUENT EVENTS

            Stock Split

            On March 24, 1999, the Company approved and effectuated a 25,000 for 1 forward stock split of its common stock resulting in an increase in the number of shares of common stock effectively outstanding from 670 to 16,750,000.

            Consulting Agreements

            On  January  25,  1999,  the  Company   entered  into  an  agreement
            (Consulting Agreement) with an entity (Consultant) to act as its agent and to perform consulting services with financial growth strategies. Under the terms of the

            Consulting Agreement, as amended on January 29, 1999 and April 4, 1999, the Company agreed to compensate the Consultant based upon various formulas, including the following:

a)    $20,000 paid on January 25, 1999;
b)    $2,500 per month for 12 months;
c)    30 shares of the Company's common stock;
d) Fees for debt moneys raised due to the efforts of Consultant shall be set at two percent (2%);
e)    Finder's fees computed at a rate to be agreed by both parties;
f) Upon sale of the Company, additional equity in the Company of five percent (5%), a proportionate amount of the cash, cash and stock or cash and options received upon sale, plus a proportional pro-rata share of the net profits.

            Also under the Consultant Agreement, it is contemplated that the Company will seek a private placement in an amount up to $4,000,000 and in connection therewith will pay Consultant $100,000 for each one million dollars raised, or part thereof, through parties introduced directly or indirectly by the Consultant.

            Compensation in the form of the Company's common stock and cash compensation paid to the Consultant aggregated 700,000 shares (after giving effect to the March 24, 1999 forward stock split and a return of certain shares by the Consultant in anticipation of a recapitalization) and $322,535, respectively.

            On August 1, 1999 in connection with the restructuring of the note payable discussed below, the Company entered into a second consulting agreement (Second Consulting Agreement) with an individual (Individual Consultant) to provide services including product market studies, customer relations and public relations assistance for six months from the date of the agreement. Under the terms of this agreement, the Company agreed to compensate the Individual Consultant based upon various formulas, as follows:

a) 25,000 shares of the Company's common stock issuable 10 days after the signing of this agreement.

b) 20,833 shares of common Company stock payable per month for a two month period, commencing 30 days after the signing of this agreement.

     As of October 22, 1999 compensation in the form of the Company's common stock paid to the Individual Consultant aggregated 66,666 shares.

Private Placement

     During March and April 1999, pursuant to a Private Placement Memorandum, the Company issued 1,000 shares of convertible preferred stock for $1,000 per share. On August 25, 1999 each share of preferred stock was converted into 751,879 shares of common stock. Costs associated with this offering amounted to approximately $87,500.

Common Stock

     As of October 22, 1999, the Company had not issued certain stock certificates issuable in connection with employment agreements, consulting agreements, stock sales and founding stockholder shares due, however, as the Company is obligated to issue these shares for financial reporting purposes, all are deemed to be issued and outstanding.

Note Payable

     Between May and August 1999, the Company borrowed funds aggregating $1,000,000 from the Individual Consultant, with interest at 12%. Principal and accrued interest is due at varying dates from September 1999 through April 2000. As consideration to restructure this note, and in connection with the Second Consulting Agreement discussed above, the Company agreed to issue the Individual Consultant 250,000 shares of the Company's common stock.

Reverse Acquisition

     Effective August 31, 1999, the Company entered into an agreement to exchange common stock with USA Service Systems, Inc. (USA), a non-operating company. The Agreement provided for the exchange of 41,300,758 restricted shares of common stock of USA for all of the issued and outstanding shares of the Company. This merger was treated for accounting purposes as a capital transaction. As the Company is the accounting acquiror in this "reserve acquisition," the financial statements of USA are considered to be a continuation of the Company. Concurrent with this merger, USA changed its name to East Coast Beverage Corp.

                            USA SERVICE SYSTEMS, INC.
                             CONDENSED BALANCE SHEET

                                    Unaudited

                                              September 30,
ASSETS                                            1999        December 31, 1998
--------------------------------------------------------------------------------

CURRENT ASSETS
   Cash and equivalents                          $  89,696         $  2,485
   Accounts receivable                           1,523,928          337,138
   Loans and exchange                               29,800           10,000
   Prepaid expenses                                232,362          141,882
   Subscriptions receivable                        195,000                -
   Inventories                                   1,316,553        1,211,086
-------------------------------------------------------------------------------
      Total current assets                       3,387,339        1,560,709

Property and equipment, net of accumulated
   depreciation of $24,357 and $1,001            1,007,120           23,618

Other assets                                        23,789           25,713
-------------------------------------------------------------------------------

   TOTAL ASSETS                              $   4,418,248      $ 1,751,922
-------------------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
(DEFICIENCY IN ASSETS)
-------------------------------------------------------------------------------

CURRENT LIABILITIES
   Bank Overdraft                                  $     -        $  55,913
   Accounts payable and accrued expenses           700,289        1,202,950
   Loan payable, current portion                 1,500,000                -
-------------------------------------------------------------------------------
      Total current liabilities                  2,200,289        1,258,863

Due to stockholder                               1,567,426        1,230,876

   TOTAL LIABILIIES                              3,767,715        2,489,739
-------------------------------------------------------------------------------



STOCKHOLDERS' EQUITY (DEFICIENCY IN ASSETS)        650,533        (737,817)
-------------------------------------------------------------------------------


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 4,418,248       $1,751,922
-------------------------------------------------------------------------------


                             See accompanying notes

                            USA SERVICE SYSTEMS, INC.
                        CONDENSED STATEMENT OF OPERATIONS

                                    Unaudited

                                                Nine months ended September 30,
                                                    1999               1998
-------------------------------------------------------------------------------


SALES                                            $5,179,189           $    -
                                                                           -
COST OF GOODS SOLD                                3,681,520                -
--------------------------------------------------------------------------------

GROSS PROFIT                                      1,497,669                -


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES      1,427,926          334,551
--------------------------------------------------------------------------------

INCOME (LOSS) FROM OPERATIONS                        69,743        (334,551)

STOCK BASED COMPENSATION AND FINANCING COSTS
(NOTE 7)                                            421,166                -

OTHER INCOME                                            625            1,483
--------------------------------------------------------------------------------


NET INCOME (LOSS)                                $ (350,798)      $ (333,068)
--------------------------------------------------------------------------------



                             See accompanying notes

                            USA SERVICE SYSTEMS, INC.
                             STATEMENT OF CASH FLOWS

                                    Unaudited

                                               Nine months ended September 30,
                                                      1999            1998
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                             ($ 350,798)       ($ 333,068)
------------------------------------------------------------------------------
   Adjustments to reconcile net loss to net cash
      used in operating activities:
      Depreciation                                   23,356                 -
      Stock based compensation and financing costs  421,166
      Stock issued for services                     148,581                 -
      Changes in operating assets and liabilities:
          Accounts receivable                   ( 1,186,790)                -
          Inventories                           (   105,466)        (  44,534)
          Prepaid assets                        (    90,480)        ( 150,000)
          Subscriptions receivable              (   195,000)                -
          Other assets                                1,924         (   3,102)
          Accounts payable and accrued expenses (   502,662)           88,486
-----------------------------------------------------------------------------
            Total adjustments                   ( 1,485,371)        ( 109,150)
------------------------------------------------------------------------------
        Net cash used in operating activities   ( 1,836,169)        ( 442,218)
------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loan to employee                             (    19,800)       (   10,000)
   Purchases of property and equipment          ( 1,006,858)       (    1,575)
------------------------------------------------------------------------------
        Net cash used in investing activities   ( 1,026,658)       (   11,575)
------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Issuance of common stock                       1,169,401               500
   Net borrowings from stockholder                  336,550           499,000
   Net borrowings, other                          1,500,000                 -
   Payments                                     (    55,913)                -
-----------------------------------------------------------------------------
      Net cash provided by financing activities   2,950,038           499,500
-----------------------------------------------------------------------------

NET INCREASE IN CASH AND EQUIVALENTS                 87,211            45,707
-----------------------------------------------------------------------------

CASH AND EQUIVALENTS - BEGINNING                      2,485                 -

CASH AND EQUIVALENTS - ENDING                        89,696        $   45,707

Supplemental Disclosures:

   Interest paid to stockholder                 $     6,856                 -
-----------------------------------------------------------------------------


                             See accompanying notes

                            USA SERVICE SYSTEMS, INC.
            NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999

1.    INTERIM REPORTING

      The accompanying unaudited condensed financial statements have been prepared in accordance with generally accepted accounting principles and the requirements of regulation S-X concerning Interim financial statements. Accordingly, these financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ended December 31, 1999. For further information, refer to the financial statements and related footnotes for the year ended December 31, 1998 included elsewhere in this prospectus.

2.    Acquisition of East Coast Beverage Corp.

      Effective August 31, 1999 the Company acquired all of the issued and outstanding shares of East Coast Beverage Corp. ("ECBC") in exchange for
41,300,758 shares of the Company's common stock. Immediately prior to this transaction, certain officers and directors of the Company surrendered 2,734,202 shares of the Company's common stock. Following this transaction the Company had 44,354,058 issued and outstanding shares of common stock. The former shareholders of ECBC now own approximately 93% of the Company's common stock. In connection with this transaction the management of the Company resigned and was replaced by the management of ECBC. The acquisition of ECBC was treated for accounting purposes as a capital transaction and as a result the historical financial statements of ECBC are those of the Company.

      The business of the Company, which is conducted through ECBC, now involves the development, production and distribution of Coffee House USA(TM), a proprietary line of all natural, ready to drink ("RTD") bottled coffee drinks.

3.    PRINCIPLES OF CONSOLIDATION

      The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, East Coast Beverage Corp. All significant inter company accounts and transactions have been eliminated.

4.    Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.    Revenue Recognition

      Revenue from product sales is recognized by the Company when title and risk of loss passes to the distributor, which generally occurs upon shipment from the manufacturing facility.

6.    LOAN FROM STOCKHOLDER

      At September 30, 1999, the Company had an unsecured loan payable to an officer, director and principal shareholder in the amount of $1,567,426. The loan bears interest payable monthly at 10% per annum, and is due on demand.

7.    STOCK BASED COMPENSATION AND FINANCING COSTS

      In August 1999 ECBC issued 546,300 shares of its common stock (as adjusted for the share-for-share exchange between the Company and ECBC) to a principal shareholder and consultant for services provided to ECBC. The value of these shares ($88,666) has been expensed as Stock Based Compensation during the quarter ended September 30, 1999.

      Between May and August 1999 ECBC borrowed $1,000,000 from the consultant. In exchange for 2,048,648 shares of common stock (as adjusted for the share-for-share exchange between the Company and ECBC), ECBC and the consultant agreed to significant modifications to the terms of the Notes. The value of these shares ($332,500) has been expensed as Financing Costs during the quarter ended September 30, 1999.

8.    Stock Split

     On March 24, 1999, the Company's shareholders approved a 25,000 for 1 forward split of the Company's common stock.

9.    Private SALES OF SECURITIES

      During March and April 1999, ECBC sold 1,000 shares of convertible preferred stock to certain private investors for $1,000 per share. On August 25, 1999 the shares of preferred stock were converted into 6,161,334 shares of the Company's common stock (as adjusted for the share-for-share exchange between the Company and ECBC).

      During the three months ending September 30, 1999 the Company sold 3,485,541 shares of its common stock to private investors at a price of $0.34 per share. Subsequent to September 30, 1999 the Company sold an additional 2,993,871 shares of its common stock to private investors at the same price.

                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification  of Officers  and  Directors.

     The Colorado Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.

         SEC Filing Fee                                         $ 1,788
         NASD Filing Fee                                             --
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   5,712
                                                               --------
         TOTAL                                                  $40,000

         All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

         The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended. All historical share data has been adjusted to reflect a 8.194595-for-one reverse split of the Company's common stock, which was approved by the Company's shareholders on February 22, 2000.

   A. In November 1998 the Company issued 706,258 shares of common stock to the former shareholders of USA Service Systems, Inc. (28 in number) in exchange for all of the issued and outstanding shares of USA Service Systems, Inc. A total of 333,659 shares were subsequently returned to the Company for cancellation.

   B. In August 1999 the Company issued 5,040,000 shares of its common stock to the former shareholders (fourteen in number) of East Coast Beverage Corp., a Florida corporation in exchange for all of the issued and outstanding shares of East Coast Beverage Corp.

C. Between September 1999 and February 10, 2000 the Company sold 1,189,958 shares of its common stock to 48 persons (38 of which are accredited investors) at a price of $2.75 per share.

D. The Company has also sold shares of common stock to the following persons:

                                       Number
Name                    Date         of Shares         Consideration

Arnold Rosen          09/01/99         34,000           Consulting Services
Arnold Rosen          10/20/99         15,000           Extension of Maturity
                                                        of loan

John Calebrese        01/10/00        694,973           Payment of loan
Rayguard Enterprises  01/10/00        190,000           Conversion of loan
Arnold Rosen          01/11/00        126,192           Conversion of loan

   The sales of the Company's common stock referred to in Sections A and D were exempt from Registration pursuant to Section 4 (2) of the Securities Act of 1933. The shares of common stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired these shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the shares of common stock will bear legends stating that the shares represented by the certificates may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares of common stock referred to in Sections A and D are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

   The sales of the Company's common stock referred to in Sections B and C were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. The shares of the common stock were acquired for investment purposes only and without a view to distribution. The persons who acquired these shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the common these shares will bear legends stating that they may not be offered, sold or transferred other that pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares of common stock referred to in Sections B and C are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                            Page Number

1        Underwriting Agreement                                  N/A

2.       Share Exchange Agreement between USA
         Service Systems, Inc. and East Coast Beverage Corp.

3.1      Articles of Incorporation,
         as restated and amended

3.2      Bylaws

4.1      Incentive Stock Option Plan

4.2      Non-Qualified Stock Option Plan

4.3      Stock Bonus Plan

5        Opinion of Counsel

10       Employment Agreements

23.1     Consent of Attorneys

23.2     Consent of Accountants

24.      Power of Attorney                            Included as part of the
                                                         Signature Page

27.      Financial Data Schedules

Item 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

(i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

(ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Coral Springs, Florida, on the 23rd day of February, 2000.

                                      EAST COAST BEVERAGE CORP.


                                      By:  /s/  John  Calebrese
                                         John Calebrese, Chief Executive Officer

                                      By:/s/  Robert Gardener
                                         Robert Gardener, Principal Financial
                                         Officer and  Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ John Calebrese
John Calebrese                      Director              February 23, 2000


/s/ James J. Harford
James J. Harford                    Director              February 23, 2000



Edith G. Osman                      Director


ECBC SB-2 Jan 2000




                            EAST COAST BEVERAGE CORP.

                             REGISTRATION STATEMENT
                                       ON
                                    FORM SB-2


                                    EXHIBITS